Exhibit 10.1

March 3, 2010

William D. Moss
Newpark Resources, Inc.
Vice President, Corporate Strategy and Development
2700 Research Forest Drive, Suite 100
The Woodlands, TX 77381

Re: Waiver of your right to terminate employment for “Good Reason”

Dear Bill:

This letter sets forth the terms of our agreement relating to the waiver of your right to terminate your Employment Agreement for “Good Reason”, as described in the Amendment to your Employment Agreement dated June 30, 2009 (“Second Amendment”) and the Letter Agreement dated December 7, 2009. In consideration of the mutual promises contained herein, you and Newpark agree as follows:

1. Effective March 1, 2010, you will waive your right to terminate your Employment Agreement for “Good Reason” as a result of the Employment Events described in the Second Amendment..

2. On December 31, 2010, Newpark will pay you the sum of One Hundred Thirty-Five Thousand and No Cents ($135,000), in consideration for such waiver. This sum will be paid to you irrespective of whether you remain employed with Newpark on that date and irrespective of whether you have become disabled prior to that date. In the event of your death prior to that date, Newpark will pay this sum within thirty (30) days of your death.

3. However, if your employment is terminated prior to December 31, 2010 pursuant to Section 2.2 of the Change in Control Agreement as a result of a Change in Control (as defined therein) or a Potential Change in Control (as defined therein), you will not be entitled to receive the payment referenced in Section 2 of this letter above.

4. All other provisions of your Employment Agreement, and the amendments thereto, except as required to effect the intent of this letter, will remain in full force and effect.

Sincerely,

Newpark Resources, Inc.

By: /s/ Paul L. Howes
Name: Paul L. Howes
Title: President and Chief Executive Officer

Agreed to and Accepted this 3rd day of March, 2010

/s/ William D. Moss
William D. Moss